Exhibit 99.1

LLEX:NYSE MKT

LILIS ENERGY PROVIDES YEAR-TO-DATE OPERATIONS AND CORPORATE UPDATE

•	Delaware Basin production with average rate during April of 1,596 net BOE/D

•	Expanded footprint in the Delaware Basin to over 10,000 net acres

•	Highly accretive farm-in to Lea County, NM acreage

•	Significantly expanded liquidity with closing of up to $140 million in previously announced term loan financing availaiblity

•	Commenced trading on NYSE MKT on May 9, 2017

•	December 2017 exit rate expected between 5,000 – 5,300 net BOE/D

SAN ANTONIO, TEXAS – May 16, 2017 – Lilis Energy, Inc. (NYSE MKT: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced a year-to-date operations and corporate update.

Avi Mirman, Lilis’s Chief Executive Officer, commented: “2017 continues on a rapid pace for Lilis, with goals exceeded both operationally and financially. Sequential average daily production jumped from 350 to 1,630 net barrels of oil equivalent per day (12/31/16 – 5/8/17) – an increase of about 365% in four and a-half months. We believe the wells we are drilling are among the best in the country on a BOE per lateral foot basis. As such, we reaffirm our December exit rate production target of between 5,000 – 5,300 net BOE per day.

"In addition to these strong operational results, in April 2017, we successfully completed term loan financings with up to $140 million of availability, making us well positioned to execute on our 2017 drilling and acreage acquisition plans in the Delaware Basin of the Permian, where we have already surpassed our initial acreage target of 10,000 net acres as of last month. We acquired 7,685 gross, 4,344 net acres in the first four months of the year, and plan to expand our leasehold footprint judiciously and opportunistically during the remainder of the year. Our recently announced financings have enabled us to recapitalize and strengthen our balance sheet to support our continued growth, said Mr. Mirman.

Mr. Mirman added: “Initial production rates on the Bison #1H and the Grizzly #1H, the first two wells of our Delaware Basin development program have yielded results above our original expectations. Management expects the remainder of our program to have similar results as the Bison #1H and the Grizzly #1H. Equally impressive is the stability of the production profiles of the Bison #1H and the Grizzly #1H, which reached peak 60-day production rates of 1,576 and 1,016 net BOE per day, respectively, or 74% and 77%, of their peak 30-day rates. Cumulative net production from the Bison #1H and the Grizzly #1H through April 30, 2017 was 124,000 BOE and 65,000 BOE, during the first 102 and 71 days of production, respectively.

"Year to date, we have drilled four wells and completed three wells. The third well, the Hippo, is flowing back, and the fourth, the Lion, will be completed this week. We plan to drill 11 gross, 9 net, wells in total this year. Given our cost performance to date, we expect our total 2017 drilling and completion capital spending will remain within our anticipated target of approximately $50 million. While we anticipate that our drilling capital expenditures in 2017 will exceed cash flow, we expect to have sufficient access to capital to fund the balance through availability under our recent financings,” continued Mr. Mirman. “Looking ahead to 2018, we anticipate adding a second rig to our development program early in the year. A two-rig program would allow us to spud approximately 20 gross, 16 net, wells. Assuming commodity price levels remain consistent, we expect that the majority of our 2018 Delaware Basin drilling program will be funded from internally generated cash flow.”

Financial Update

The Company has successfully tapped incremental sources of capital and expanded its liquidity since the beginning of this year, most recently closing on up to $140 million of availability under term loan credit facilities, including a second lien facility with $80 million drawn, a first lien facility with $15 million drawn and access to up to an additional $45 million in delayed-draw term loans. After giving effect to the repayment of $38.1 million in outstanding debt under the Company’s first lien term loan, the financings resulted in immediate proceeds of $56.6 million in cash for the Company. Including available draws under the discretionary, delayed-draw term loan, which is accessible to fund certain leasing activity and acreage acquisitions, as of May 15, 2017, the Company would have cash on hand of approximately $98 million.

Also, on May 9, the Company’s common stock commenced trading on the NYSE MKT, where it continues to trade under the ticker LLEX.

Joe Daches, Lilis’s Chief Financial Officer, stated, “We have been able to achieve meaningful milestones since the beginning of the year in the Company’s plan to create shareholder value. We expect the incremental capital accessed by the Company since March 31, 2017 will fully fund the approved 2017 capital budget. In addition, management and the Board believe that LLEX’s transition to the NYSE MKT will increase its visibility to energy investors and trading liquidity.

“In addition, the recent financings have been accompanied by significant strides in simplifying the Company’s balance sheet. As part of our recent financing transactions, we also redeemed 100% of the Company’s Conditionally Redeemable Preferred Stock and converted 100% of the Company’s Series B Preferred Stock into common stock. Finally, since January 1, 2017, holders of approximately 3.7 million warrants have exercised their right to receive common stock, including the holders of 100% of ‘penny’ warrants,” Mr. Daches said.

Statement of Operations for March 31, 2017

As reported in the Company’s Form 10-Q filed on Friday, May 12, 2017, Lilis reported total revenue was approximately $3.2 million for the three months ended March 31, 2017 as compared to approximately $0.04 million for the three months ended March 31, 2016, representing an increase of approximately $3.2 million. The higher revenues were primarily driven by an increase in production from the Company’s Delaware Basin properties.

Production costs were approximately $0.9 million for the three months ended March 31, 2017, compared to approximately $0.04 million for the three months ended March 31, 2016, an increase of approximately $0.5 million. Production costs per BOE decreased to $11.02 for the three months ended March 31, 2017 from $20.96 for the three months ended March 31, 2016, a decrease of $9.94 per BOE, or 47%. The decrease in production costs per BOE was primarily due to costs associated with the producing wells in the Delaware Basin, which have significantly lower per unit operating costs than the DJ Basin.

Production taxes were approximately $0.1 million for the three months ended March 31, 2017, compared to approximately $0.002 million for the three months ended March 31, 2016, an increase of approximately $0.1 million.  Production taxes per BOE increased to $1.68 per BOE during the three months ended March 31, 2017 from $1.08 during the three months ended March 31, 2016.

Statement of Operations for Three Months Ended March 31, 2017

Description	March 31, 2017	March 31, 2016	Value incr (decr)	& Incr (decr)
Production Volumes:
Oil Sale Volumes (Bbl)	51,491	1,371	50,120	3656%
Gas and Product Sales - MCF	197,057	2,432	194,625	8003%
BOE	84,334	1,776	82,557	4648%
BOE/D	937	20	917	4585%

Revenue:
Oil	$2,495,559	$36,236	$2,459,323	6787%
Natural Gas and Product Sales	587,331	3,081	584,250	18963%
Other	149,733	2,400	147,333	6139%
Total Revenue	$3,232,622	$44,117	$3,188,505	7227%

Oil /Bbl	$48.47	$26.43	$22.04	83%
Nat Gas/Mcf	$2.98	$1.27	$1.71	135%
Total Revenue/BOE	$38.33	$24.84	$13.50	54%

LOE	$929,021	$37,225	$891,796	2396%
Production Tax	141,678	1,928	139,750	72
LOE & production tax	$1,070,699	$39,153	$1,031,546	2635%
LOE/BOE	$12.70	$22.04	$(9.35)	-42%

Operating income	$2,161,923	$4,964	$2,156,959	43452%

Operations Update

Permian Basin Acquisition: Lea County, NM

In April 2017, the Company completed the acquisition of 640 net leasehold acres in Lea County, New Mexico, through a highly accretive farm-in opportunity. The transaction gives Lilis an expanded footprint in Lea County, where the Company currently operates one well. Lilis plans to drill two wells on this acreage in the second quarter of 2017. Including the farm-in, Lilis has increased its leasehold position in the Delaware Basin from approximately 5,700 net acres to over 10,000 net acres since January 1, 2017, representing an increase of over 76%. Lilis expects to continue building its position in the Delaware Basin to effectively meet and exceed internal development goals.

Delaware Basin Well Results:

Lilis recently drilled and completed its first two operated horizontal Wolfcamp B wells, the Bison #1H and the Grizzly #1H, with IP rates exceeding initial internal projections. Lilis successfully completed its third operated horizontal Wolfcamp B well, the Hippo #1H, and is scheduled to complete its fourth operated Wolfcamp B horizontal well, the Lion #1H, this week. Lilis recently spudded its fifth operated well, the Wildhog BWX State Com #1H. Highlights of Lilis’s well results are as follows:

Currently on Production:

*BOE/D based on three stream production to account for liquids rich gas uplift.

•	The Bison #1H IP30 rate of 2,144 BOE/D – 74% Liquids

•	The Bison #1H IP60 rate of 1,576 BOE/D – 74% Liquids

The Bison #1H was turned to sales on January 19, 2017 and had a 24-hour rate of 2,375 BOE/D (75% liquids) or 344 BOE/D per 1,000 lateral ft.

•	The Grizzly #1H IP30 rate of 1,323 BOE/D – 63% Liquids

•	The Grizzly #1H IP60 rate of 1,016 BOE/D – 63% Liquids

The Grizzly #1H was turned to sales on February 9, 2017 and had a 24-hour rate of 1,666 BOE/D (65% liquids) or 406 BOE/D per 1,000 lateral ft.

Currently Completed:

•	The Hippo #1H

The Hippo #1H was successfully fracture stimulated in 20 stages. The fracture fluid was slick water with sand loading at approximately 2,200 lbs./ft. 100% of the planned job was successfully placed in the formation. Total treated lateral length was 4,105 ft. The Hippo #1H initiated well testing on April 15, 2017.

Drilled with Completion Pending:

•	The Lion #1H

The Lion #1H is scheduled for completion on May 18, 2017. Planned completion for this well is 27 stages, 150 ft. plug to plug spacing, and 2,200 lbs./ft. sand loading. Projected treatable lateral is approximately 4,025 ft.

Currently Drilling:

•	The Wildhog BWX State Com #1H

Current operations are drilling ahead on this new drill at approximately 9,010 ft. MD. Planned total depth for this well is approximately 17,086 ft. MD. Projected treatable lateral is approximately 4,400 ft.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31